Exhibit 99.4
U.S. Treasury Department Office of Public Affairs
Embargoed Until, 11 a.m., (EDT), September 7, 2008
Contact Brookly McLaughlin, (202) 622-2920
Fact Sheet:
Government Sponsored Enterprise Credit Facility
The Government Sponsored Enterprise Credit Facility (GSECF) announced today by Treasury to ensure credit availability to the housing GSEs is a lending facility that will provide secured funding on an as needed basis under terms and conditions established by the Treasury Secretary to protect taxpayers. Fannie Mae, Freddie Mac, and the Federal Home Loan Banks are eligible to borrow under this program if needed.
The facility will offer liquidity if needed until December 31, 2009. The Housing and Economic Recovery Act of 2008 provided Treasury with the authority to establish this facility.
Funding. Funding will be provided directly by Treasury from its general fund held at the Federal Reserve Bank of New York (FRBNY) in exchange for eligible collateral from the GSEs which will be limited to guaranteed mortgage backed securities issued by Freddie Mac and Fannie Mae as well as advances made by the Federal Home Loan Banks. All such assets pledged against loans will be accepted with appropriate collateral margins as determined by Treasury.
•	The FRBNY will act as Treasury’s fiscal agent to advance funds to the GSEs and to administer collateral arrangements.

•	Any lending through the GSECF will be directly debited from Treasury’s general account and credited to the borrowing GSE’s account, both held at the FRBNY.

•	Loan requests will require approval from Treasury and verification by the FRBNY that adequate collateral has been pledged.

•	Similar to other borrowing done by Treasury, information on any borrowing will be publicly reported at the end of the following day in the Daily Treasury Statement. (http://www.fms.treas.gov/dts/)

•	Any additional borrowing by Treasury necessitated by this program would be subject to the debt limit.
Loan Duration and Size. Loans will be for short-term durations and would in general be expected to be for less than one month but no shorter than one week.
•	Specific maturities will be determined based on individual loan requests.

•	The term of a loan may not be extended, but a maturing loan may be replaced with a new loan under the same borrowing procedures as the initial loan.

•	Loans may be pre-paid with two days notice, and loans may be called before their scheduled maturity date.

•	Loan amounts will be based on available collateral.

•	Loans will not be made with a maturity date beyond December 31, 2009.
Rate. The rate on a loan request ordinarily will be based on the daily LIBOR fix for a similar term of the loan plus 50 basis points (LIBOR +50 bp). The rate is set at the discretion of the Treasury Secretary with the objective of protecting the taxpayer, and is subject to change.
Collateral. All loans will be collateralized and collateral is limited to mortgage backed securities issued by Freddie Mac and Fannie Mae and advances made by the Federal Home Loan Banks.
•	The collateral will be valued and managed by Treasury’s fiscal agent, the FRBNY, based on a range of pricing services.